January 19, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (770)614-7573

Mr. J. Michael Allen
President and Chief Executive Officer
Georgia Trust Bancshares, Inc.
3570 Financial Center Way, Suite 2
Buford, Georgia 30519

Re:	Georgia Trust Bancshares, Inc.
Form 10-KSB for the Fiscal Year Ended December 31, 2004
Form 10-QSB for the Fiscal Quarter Ended September 30, 2005
	File No. 333-116852

Dear Mr. Allen:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

							Sincerely,



							John P. Nolan
							Accounting Branch Chief